Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Amendment No.1 to Form S-1 to be filed on or about December 4, 2020, of our report dated March 16, 2020, related to the financial statements of Southwestern Montana Financial Center, Inc. as of and for the years ended December 31, 2018 and 2017, which appears in this Registration Statement of Reliance Global Group, Inc. We also consent to the reference to our Firm under the caption “Experts” in this Amendment No.1 to Form S-1.

/s/ Mazars USA LLP
Fort Washington, Pennsylvania
December 4, 2020